                                                                   EXHIBIT 23.01
INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of our report dated August 19, 1997 relating to the statement of financial condition of Morgan Stanley Tangible Asset Fund L.P. as of July 31, 1997 and our report dated February 17, 1997 (June 16, 1997 as to Note 5 and July 31, 1997 as to Note 6) relating to the statements of financial condition of Demeter Management Corporation as of December 31, 1996 and 1995 appearing in the Prospectus which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
New York, New York
August 19, 1997